PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated January 25, 2021

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

$2,375,300 Linked to the MSCI Emerging Markets Index due January 31, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the performance of a specific underlying (the “Underlying”).  If the closing level of the Underlying on a quarterly Observation Date is equal to or greater than the Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will be payable with respect to that Observation Date.  JPMorgan Financial will automatically call the Notes early if the closing level of the Underlying on any quarterly Observation Date (after an initial six-month non-call period) is equal to or greater than the Initial Value.  If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Notes are not called prior to maturity and the Final Value is equal to or greater than the Downside Threshold (which is the same level as the Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon.  If the Notes are not called prior to maturity and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Underlying from the Initial Value to the Final Value.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount.  Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date (after an initial six-month non-call period) if the closing level of the Underlying on that quarterly Observation Date is equal to or greater than the Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the closing level of the Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.
❑	Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the Contingent Coupon. If by maturity, the Notes have not been called and the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates

Trade Date	January 25, 2021
Original Issue Date (Settlement Date)[1]	January 29, 2021
Observation Dates[2]	Quarterly (callable beginning July 26, 2021) (see page 5)
Final Valuation Date[2]	January 25, 2023
Maturity Date[2]	January 31, 2023

[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the MSCI Emerging Markets Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold*	Coupon Barrier*	CUSIP / ISIN
MSCI Emerging Markets Index (Bloomberg Ticker: MXEF)	9.85% per annum	1,410.20	1,057.65, which is 75.00% of the Initial Value	1,057.65, which is 75.00% of the Initial Value	48132Q615 / US48132Q6153

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the MSCI Emerging Markets Index	$2,375,300	$10.00	—	—	$2,375,300	$10.00

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.861 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

 Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

 Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the MSCI Emerging Markets Index is an “Index.”

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe the Underlying will close at or above the Coupon Barrier on the Observation Dates and the Downside Threshold on the Final Valuation Date.
t	You believe the Underlying will close at or above the Initial Value on one of the specified Observation Dates (after an initial six-month non-call period).
t	You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlying.
t	You are able and willing to invest in Notes that may be called early (after an initial six-month non-call period) and you are otherwise able and willing to hold the Notes to maturity.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.
t	You understand and accept the risks associated with the Underlying.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe that the Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on the Observation Dates and the Downside Threshold on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You are not willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlying.
t	You are unable or unwilling to invest in Notes that may be called early (after an initial six-month non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlying	MSCI Emerging Markets Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 2 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing level of the Underlying on any Observation Date (after an initial six-month non-call period) is equal to or greater than the Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.
Contingent Coupon

If the closing level of the Underlying is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing level of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing level of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	9.85% per annum
Contingent Coupon payments	$0.2463 per $10 principal amount Note
Coupon Payment Dates[1]	As specified under the “Coupon Payment Dates” column of the table under “Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[1]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return, equal to:

$10 × (1 + Underlying Return)

Underlying Return	Final Value – Initial Value Initial Value
Initial Value	The closing level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value	The closing level of the Underlying on the Final Valuation Date
Downside Threshold	A percentage of the Initial Value, as specified on the cover of this pricing supplement
Coupon Barrier	A percentage of the Initial Value, as specified on the cover of this pricing supplement

[1]	See footnote 2 under “Key Dates” on the front cover
Investment Timeline

Trade Date	The closing level of the Underlying (Initial Value) is observed and the Downside Threshold and the Coupon Barrier are determined. The Contingent Coupon Rate is finalized.

Quarterly (callable after an initial six-month non-call period)

If the closing level of the Underlying is equal to or greater than the Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date.

The Notes will also be called if the closing level of the Underlying on any Observation Date (after an initial six-month non-call period) is equal to or greater than the Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value is determined as of the Final Valuation Date.

If the Notes have not been called and the Final Value is equal to or greater than the Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Underlying, equal to a return of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 Observation Dates and Coupon Payment Dates

Observation Dates†	Coupon Payment Dates†
April 26, 2021	April 28, 2021
July 26, 2021	July 28, 2021
October 25, 2021	October 27, 2021
January 25, 2022	January 27, 2022
April 25, 2022	April 27, 2022
July 25, 2022	July 27, 2022
October 25, 2022	October 27, 2022
January 25, 2023 (the Final Valuation Date)	January 31, 2023 (the Maturity Date)
†	The Notes are not callable until the second Observation Date, July 26, 2021.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

 What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

 Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing level of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of the Underlying on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date, and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing level of the Underlying is less than the Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.
t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of the Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline of the Underlying even though you are not able to participate in any potential appreciation of the Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the level of the Underlying and the shorter time remaining for the level to recover to or above the Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the Underlying. In addition, if the Notes are not called and the Final Value is below the Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, plus the Contingent Coupon, or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline of the Underlying from the Initial Value to the Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the level of the Underlying could close below the

Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity.  In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities.  Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity.  You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.
t	Each Contingent Coupon Is Based Solely on the Closing Level of the Underlying on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing level of the Underlying on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing level of the Underlying on the applicable Observation Date, if the closing level of the Underlying is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing level of the Underlying was higher on other days during the period before that Observation Date.
t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Notes is not equivalent to investing in the stocks included in the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and will calculate the amount payable to you at maturity of the Notes by reference to the closing level of the Underlying on the relevant Observation Date without taking into consideration the value of dividends on the stock included in the Underlying.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the Underlying does not close below the Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the level of the Underlying, and therefore the market value of the Notes.

t	Potential JPMorgan Financial Impact on the Level of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;

t	whether the closing level of the Underlying has been, or is expected to be, less than the Coupon Barrier on any Observation Date and whether the Final Value is expected to be less than the Downside Threshold;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlying

♦	Non-U.S. Securities Risk — The equity securities included in the Underlying have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.
♦	Emerging Markets Risk — The equity securities included in the Underlying have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
♦	The Notes Are Subject to Currency Exchange Risk — Because the prices of the equity securities included in the Underlying are converted into U.S. dollars for purposes of calculating the level of the Underlying, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Underlying trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the Underlying denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the Underlying will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

♦	Recent Executive Orders May Adversely Affect the Performance of the Underlying — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. The sponsor of the Underlying recently removed the equity securities of a small number of companies from the Underlying in response to these executive orders. If the issuer of any of the equity securities included in the Underlying is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Underlying. In addition, under these circumstances, the sponsor of the Underlying is expected to remove the equity securities of that company from the Underlying. Any changes to the composition of the Underlying in response to these executive orders could adversely affect the performance of the Underlying.

 Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of 100.00 and a Downside Threshold and Coupon Barrier of 75.00 (which is 75.00% of the hypothetical Initial Value) and reflect the Contingent Coupon Rate of 9.85% per annum.* The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value, Downside Threshold and Coupon Barrier are based on the closing level of the Underlying on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.

Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Value:	100.00
Contingent Coupon Rate:	9.85% per annum (or 2.463% per quarter)
Observation Dates:	Quarterly (callable after six months)
Hypothetical Downside Threshold:	75.00 (which is 75.00% of the hypothetical Initial Value)
Hypothetical Coupon Barrier:	75.00 (which is 75.00% of the hypothetical Initial Value)

*	The actual Downside Threshold and Coupon Barrier are based on the closing level of the Underlying on the Trade Date and are specified on the cover of this pricing supplement. The actual value of any Contingent Coupon payments you will receive over the term of the Notes and the actual value of the payment upon automatic call or at maturity applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate how the value of any payment on the Notes will depend on the closing level on the Observation Dates.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	105.00 (at or above Initial Value; Notes NOT called because Observation Date is prior to the second Observation Date)	$0.2463 (Contingent Coupon)
Second Observation Date	110.00 (at or above Initial Value)	$10.2463 (Payment Upon Automatic Call)
	Total Payment:	$10.4926 (4.926% return)

Although the closing price is above the Initial Value on the first Observation Date, the Notes are not called because the Notes cannot be called before the second Observation Date. Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.2463 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payment of $0.2463 received in respect of prior Observation Dates, we will have paid you a total of $10.4926 per Note for a 4.926% total return on the Notes. No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Seventh Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	90.00 (at or above Coupon Barrier; below Initial Value)	$0.2463 (Contingent Coupon)
Second Observation Date	85.00 (at or above Coupon Barrier; below Initial Value)	$0.2463 (Contingent Coupon)
Third through Sixth Observation Dates	Various (all at or above Coupon Barrier, all below Initial Value)	$0.9852 (Contingent Coupons)
Seventh Observation Date	105.00 (at or above Initial Value)	$10.2463 (Payment upon Automatic Call)

	Total Payment:	$11.7241 (17.241% return)

Because the Notes are automatically called on the seventh Observation Date, we will pay you on the applicable Call Settlement Date a total of $10.2463 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $1.4778 received in respect of prior Observation Dates, we will have paid you a total of $11.7241 per Note for a 17.241% total return on the Notes. No further amounts will be owed on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value Is at or above the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	90.00 (at or above Coupon Barrier, below Initial Value)	$0.2463 (Contingent Coupon)
Second Observation Date	85.00 (at or above Coupon Barrier, below Initial Value)	$0.2463 (Contingent Coupon)
Third through Seventh Observation Dates	Various (all below Coupon Barrier)	$0.00

Final Valuation Date	85.00 (at or above Downside Threshold; below Initial Value)	$10.2463 (Payment at Maturity)
	Total Payment:	$10.7389 (7.389% return)

At maturity, we will pay you a total of $10.2463 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $0.4926 received in respect of prior Observation Dates, we will have paid you a total of $10.7389 per Note for a 7.389% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is below the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	90.00 (at or above Coupon Barrier; below Initial Value)	$0.2463 (Contingent Coupon)
Second Observation Date	85.00 (at or above Coupon Barrier; below Initial Value)	$0.2463 (Contingent Coupon)
Third through Seventh Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	$1.2315 (Contingent Coupons)
Final Valuation Date	60.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -40%) = $10.00 × 60% = $6.00 (Payment at Maturity)

	Total Payment:	$7.7241 (-22.759% return)

Because the Notes are not automatically called, the Final Value of $60.00 is below the Downside Threshold and the Underlying Return is -40%, at maturity we will pay you $6.00 per Note. When that amount is added to the Contingent Coupon payments of $1.7241 received in respect of prior Observation Dates, we will have paid you $7.7241 per Note for a loss on the Notes of 22.759%.

Example 5 — Notes Are NOT Automatically Called and the Final Value is below the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	60.00 (below Coupon Barrier)	$0.00
Second Observation Date	50.00 (below Coupon Barrier)	$0.00
Third through Seventh Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	50.00 (below Downside Threshold)	$10.00 × (1 + Underlying Return) = $10.00 × (1 + -50%) = $10.00 × 50% = $5.00 (Payment at Maturity)
	Total Payment:	$5.00 (-50.00% return)

Because the Notes are not automatically called, the Final Value is below the Downside Threshold and the Underlying Return is -50%, at maturity we will pay you $5.00 per Note for a loss on the Notes of 50.00%. Because there is no Contingent Coupon paid during the term of the Notes, that represents the total payment on the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

 The Underlying

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2016, 2017, 2018, 2019 and 2020. Partial data is provided for the first calendar quarter of 2021. The closing level of the Underlying on January 25, 2021 was 1,410.20. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification. You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2016	3/31/2016	836.80	688.52	836.80
4/1/2016	6/30/2016	853.69	781.84	834.10
7/1/2016	9/30/2016	927.29	819.19	903.46
10/1/2016	12/31/2016	918.68	838.96	862.27
1/1/2017	3/31/2017	973.08	861.88	958.37
4/1/2017	6/30/2017	1,019.11	952.92	1,010.80
7/1/2017	9/30/2017	1,112.92	1,002.48	1,081.72
10/1/2017	12/31/2017	1,158.45	1,082.97	1,158.45
1/1/2018	3/31/2018	1,273.07	1,142.85	1,170.88
4/1/2018	6/30/2018	1,184.13	1,046.71	1,069.52
7/1/2018	9/30/2018	1,092.36	1,003.33	1,047.91
10/1/2018	12/31/2018	1,046.40	934.80	965.78
1/1/2019	3/31/2019	1,070.95	949.57	1,058.13
4/1/2019	6/30/2019	1,096.39	984.81	1,054.86
7/1/2019	9/30/2019	1,064.63	960.81	1,001.00
10/1/2019	12/31/2019	1,118.61	989.20	1,114.66
1/1/2020	3/31/2020	1,146.83	758.20	848.58
4/1/2020	6/30/2020	1,014.62	827.26	995.10
7/1/2020	9/30/2020	1,121.60	1,001.08	1,082.00
10/1/2020	12/31/2020	1,291.26	1,081.71	1,291.26
1/1/2021	1/25/2021*	1,410.20	1,291.75	1,410.20
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 1, 2021 through January 25, 2021. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2021.

The graph below illustrates the daily performance of the Underlying from January 3, 2011 through January 25, 2021, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold and Coupon Barrier of 1,057.65, equal to 75.00% of the closing level of the Underlying on January 25, 2021.

Past performance of the Index is not indicative of the future performance of the Underlying.

 Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Notes will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fourth business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

 The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

 Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.